Exhibit 99.1

RYTHM, Inc. Announces Amendments to License Agreements with Green Thumb Industries

ROLLING MEADOWS, IL, April 1, 2026 (GLOBE NEWSWIRE) RYTHM, Inc. (Nasdaq: RYM) (“RYTHM” or the “Company”), America’s THC Company, today announced amendments to its existing trademark and recipe license agreements with an indirect wholly-owned subsidiary of Green Thumb Industries Inc. (“Green Thumb”).

RYTHM and Green Thumb have amended their existing trademark and recipe license agreements for the use of brand intellectual property which includes RYTHM, incredibles, Beboe, Dogwalkers, Doctor Solomon’s, &Shine, and Good Green. Effective April 1, 2026, Green Thumb will pay RYTHM an aggregate fixed annual cash fee of $70 million, subject to an annual increase equal to two times a Consumer Price Index-based escalator.

“These amendments create a framework that strengthens our licensing arrangement with Green Thumb over the long term and supports RYTHM’s Nasdaq listing,” said Ben Kovler, Chairman and Interim Chief Executive Officer of RYTHM, Inc. “We have established predictable, long-term revenue in a way that is virtually unmatched in the THC space. As the regulatory and legal landscapes evolve, this structure provides our business and investors with clarity and stability that positions us well to maximize value for our shareholders.”

About RYTHM, Inc.

RYTHM, Inc.’s portfolio of THC brands includes the most recognized and trusted names in the cannabis and hemp industries, including RYTHM, incredibles, Dogwalkers, Beboe, Señorita THC Margaritas, &Shine, Doctor Solomon’s, and Good Green. With products available in thousands of physical locations and online, supported by an iconic lineup of brands rooted in quality and safety, RYTHM, Inc. is cementing its position as America’s THC Company. Through a focus on innovation, the Company is continually shaping THC experiences to meet the evolving preferences of consumers across the country. Learn more and explore the full brand portfolio at www.RYTHMinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning RYTHM, Inc. and other matters. All statements that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding the expected benefits of the license agreement amendments, and the Company’s compliance with Nasdaq listing standards. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” “maintain” or “continue” or the negative of these terms or other similar expressions. These statements involve known and unknown risks, uncertainties, and other important factors that could cause actual results to differ materially from those expressed or implied, including those described under ‘Risk Factors’ in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (“SEC”), which can be obtained on the SEC website at www.sec.gov, including risks related to federal and state cannabis regulation, the Company’s relationship with Green Thumb, and general economic conditions. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and filings with the SEC.

Investor Contact

IR@RYTHMinc.com

Media Contact

Media@RYTHMinc.com